Exhibit 4.3

No. 15	16,823,688 Shares

INFOLOGIX, INC.

WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:30 P.M., EASTERN
TIME, ON THE EXPIRATION DATE

THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

FOR VALUE RECEIVED, INFOLOGIX, INC., a Delaware corporation (the “Company”), hereby agrees to sell upon the terms and on the conditions hereinafter set forth, but no later than 5:30 p.m., Eastern Time, on the Expiration Date (as hereinafter defined) to Hercules Technology I, LLC, a Delaware limited liability company (“HTI”) or registered assigns (the “Holder”), under the terms as hereinafter set forth, 16,823,688 fully paid and non-assessable shares of the Company’s Common Stock, par value $0.00001 per share (the “Warrant Stock”), at a purchase price of $0.0743 per share (the “Warrant Price”), pursuant to this warrant (this “Warrant”).  The number of shares of Warrant Stock to be so issued and the Warrant Price are subject to adjustment in certain events as hereinafter set forth.  The term “Common Stock” shall mean, when used herein, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant.

1.               Exercise of Warrant.

a.               The Holder may exercise this Warrant in accordance with its terms at any time after the Charter Amendment Approval(as such term is defined in the Debt Conversion Agreement dated November 20, 2009 (the “Debt Conversion Agreement”), by and between the Company and HTI, has been received and the Charter Amendment (as such term is defined in the Debt Conversion Agreement) has been accepted for filing by the Delaware Secretary of State’s Office (the date of such filing the “Trigger Date”) by completing the subscription form attached hereto and surrendering this Warrant to the Company at the address set forth in Section 10, accompanied by payment in full of the purchase price for the number of shares of Warrant Stock specified in the subscription form, or as otherwise provided in this Warrant, prior to 5:30 p.m., Eastern Time, on the fifth anniversary of the Trigger Date (the “Expiration Date”).  Payment of the purchase price may be made (i) in cash or certified check or by bank draft in lawful money of the United States of America or (ii) in accordance with the net issuance formula below (“Net Issuance”).

If the Holder elects the Net Issuance method of payment, then the Company shall issue to Holder upon exercise such number of shares of Common Stock determined in accordance with the following formula:

X=Y(A-B)

A

Where X = the number of shares of Common Stock to be issued to Holder;

Y = the number of shares of Common Stock with respect to which Holder is exercising its rights under this Warrant;

A = the fair market value of one (1) share of Common Stock on the date of exercise; and

B = the Warrant Price.

For purposes of the above calculation, the fair market value shall mean:

(i)           if the Common Stock is listed or traded on the Nasdaq Stock Market (“Nasdaq”) or any United States securities exchange or quoted on any securities quotation service operated by Nasdaq (including the OTC Bulletin Board), the closing price of a share of such Common Stock on the date of exercise of the Warrant; or

(ii)          if at any time the Common Stock is not listed or traded on any United States stock exchange or quoted on any securities quotation service operated by Nasdaq, the fair market value determined in good faith by the Board of Directors of the Company and approved by the Holder.  In the event the Holder does not accept the valuation determined by the Board, then the Company and the Holder shall, in good faith, select an independent valuation firm mutually acceptable to each of them to conduct a valuation of the share price of the Company. The Holder may elect, at its sole discretion, to receive the number of shares issuable to it upon exercise of the Warrant, calculated using the fair market value in determined in good faith by the Board of Directors.  Upon the determination of the independent valuation firm, the Company and Holder will make adjustments to the issuance of shares based on the determination of such independent valuation firm.  The determination of such independent valuation firm shall be conclusive, absent manifest error, as between the Company and the Holder for purposes herein.  The Company shall pay all costs and expenses associated with the engagement of the independent valuation firm.

b.              This Warrant may be exercised in whole or in part so long as any exercise in part hereof would not involve the issuance of fractional shares of Warrant Stock.  If exercised in part, the Company shall deliver to the Holder a new Warrant, identical in form, in the name of the Holder, evidencing the right to purchase the number of shares of Warrant Stock as to which this Warrant has not been exercised, which new Warrant shall be signed by the Chairman, Chief Executive Officer or President and the Secretary or Assistant Secretary of the Company.  The term Warrant as used herein shall include any subsequent Warrant issued as provided herein.

c.               No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  The Company shall pay cash in lieu of fractional shares with respect to the Warrants based upon the fair market value of such fractional shares of Common Stock (which shall be the closing price of such shares on the exchange or market on which the Common Stock is then traded) at the time of exercise of this Warrant.

d.              In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Stock so purchased, registered in the name of the Holder, shall be delivered to the Holder within a reasonable time after such rights shall have been so exercised.  The person or entity in whose name any certificate for the Warrant Stock is issued upon exercise of the rights represented by this Warrant shall for all purposes be deemed to have become the holder of record of such Warrant Stock immediately prior to the close of business on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Warrant Stock at the opening of business on the next succeeding date on which the stock transfer books are open.  Except as provided in Section 4 hereof, the Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant.

2.               Disposition of Warrant Stock and Warrant.

a.               The Holder hereby acknowledges that (i) this Warrant and any Warrant Stock purchased pursuant hereto are, as of the date hereof, not registered:  (A) under the Act on the ground that the issuance of this Warrant is exempt from registration under Section 4(2) of the Act as not involving any public offering or (B) under any applicable state securities law because the issuance of this Warrant does not involve any public offering and (ii) that the Company’s reliance on the Section 4(2) exemption of the Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company by the Holder.  The Holder represents and warrants that he, she or it is acquiring this Warrant and will acquire the Warrant Stock for investment for its own account, with no present intention of dividing his, her or its participation with others or reselling or otherwise distributing the same, subject.

b.              Subject to compliance with applicable federal and state securities laws and the immediately following sentence, and if such intended transferee is not an affiliate of the Holder and the intended transferee provides a duly executed written confirmation that the representations and warranties in Section 2(a) of this Warrant are true and correct as to such intended transferee, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Warrant properly endorsed.  The Holder hereby agrees that it will not sell or transfer all or any part of this Warrant and/or Warrant Stock unless and until it shall first have given notice to the Company describing such sale or transfer and furnished to the Company either (i) an opinion, reasonably satisfactory to counsel for the Company, of counsel (skilled in securities matters, selected by the Holder and reasonably satisfactory to the Company) to the effect that the proposed sale or transfer may be made without registration under the Act and without registration or qualification under any state law, or (ii) an interpretative letter from the Securities and Exchange Commission to the effect that no enforcement action will be recommended if the proposed sale or transfer is made without registration under the Act.  Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable subject to the transfer restrictions provided for herein, and that the holder hereof, when this Warrant shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant and, notwithstanding any other provision of this Warrant to the contrary, shall be the Holder as referred to in this Warrant.

The proper transfer of this Warrant shall be recorded in the registry referred to in Section 6(c) upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit II (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.  Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

c.               If, at the time of issuance of the shares issuable upon exercise of this Warrant, no registration statement is in effect with respect to such shares under applicable provisions of the Act, the Company may at its election require that the Holder provide the Company with written reconfirmation of the

Holder’s investment intent and that any stock certificate delivered to the Holder of a surrendered Warrant shall bear legends reading substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THIS CERTIFICATE THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

In addition, so long as the foregoing legend may remain on any stock certificate delivered to the Holder, the Company may maintain appropriate “stop transfer” orders with respect to such certificates and the shares represented thereby on its books and records and with those to whom it may delegate registrar and transfer functions.

3.               Reservation of Shares.  The Company hereby agrees that at all times there shall be reserved for issuance upon the exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant and shall at all times have a sufficient number of authorized shares so as to permit the issuance of the shares of Common Stock upon exercise of this Warrant.  The Company further agrees that all shares of Warrant Stock represented by this Warrant will be duly authorized and will, upon issuance and against payment of the Warrant Price, be validly issued, fully paid and non-assessable.

4.               Exchange, Transfer or Assignment of Warrant.  This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations, entitling the Holder or Holders thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder.  Upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled.

5.               Capital Adjustments.  This Warrant is subject to the following further provisions:

a.               Recapitalization, Reclassification and Succession.  If any recapitalization of the Company or reclassification of its Common Stock or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company’s assets or of any successor corporation’s assets to any other corporation or business entity (any such corporation or other business entity being included within the meaning of the term “successor corporation”) shall be effected, at any time while this Warrant remains outstanding and unexpired, then, as a condition of such recapitalization, reclassification, merger, consolidation, sale or transfer, lawful and adequate provision shall be made whereby the Holder of this Warrant thereafter shall have the right to receive upon the exercise hereof as provided in Section 1 and in lieu of the shares of Common Stock immediately theretofore issuable upon the exercise of this Warrant, such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon the exercise of this Warrant had such recapitalization, reclassification, merger, consolidation, sale or transfer not taken place, and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

b.              Subdivision or Combination of Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the number of shares of Warrant Stock purchasable upon exercise of this Warrant and the Warrant Price shall be proportionately adjusted.

c.               Stock Dividends and Distributions.  If the Company at any time while this Warrant is outstanding and unexpired shall issue or pay the holders of its Common Stock, or take a record of the holders of its Common Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, Common Stock, then (i) the Warrant Price shall be adjusted in accordance with Section 5(d) and (ii) the number of shares of Warrant Stock purchasable upon exercise of this Warrant shall be adjusted to the number of shares of Common Stock that Holder would have owned immediately following such action had this Warrant been exercised immediately prior thereto.

d.              Warrant Price Adjustment.  Whenever the number of shares of Warrant Stock purchasable upon exercise of this Warrant is adjusted, as herein provided, the Warrant Price payable upon the exercise of this Warrant shall be proportionately adjusted.

e.               Certain Shares Excluded.  The number of shares of Common Stock outstanding at any given time for purposes of the adjustments set forth in this Section 5 shall exclude any shares then directly or indirectly held in the treasury of the Company.

f.                 Deferral and Cumulation of De Minimis Adjustments.  The Company shall not be required to make any adjustment pursuant to this Section 5 if the amount of such adjustment would be less than one percent (1%) of the Warrant Price in effect immediately before the event that would otherwise have given rise to such adjustment.  In such case, however, any adjustment that would otherwise have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1%) of the Warrant Price in effect immediately before the event giving rise to such next subsequent adjustment.

6.               Notice To Holders.

a.               Notice of Record Date.  In case:

(i)                  the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities;

(ii)               of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation with or merger of the Company into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation; or

(iii)            of any voluntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will mail or cause to be mailed to the Holder hereof a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution or winding-up.  Such notice shall be mailed at least 15 days prior to the record date therein specified; provided, however, failure to provide any such notice shall not affect the validity of such transaction.

b.              Notice of Adjustment.  Whenever any adjustment shall he made pursuant to Section 5 hereof, the Company shall promptly notify the Holder of this Warrant of the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant after giving effect to such adjustment.

c.               Warrant Register.  The Company shall maintain a registry showing the name and address of the registered holder of this Warrant.  Holder may change such address by giving written notice of the change to the Company.

7.               Loss, Theft, Destruction or Mutilation.  Upon receipt by the Company of evidence satisfactory to it of the ownership and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation thereof, the Company will execute and deliver a new Warrant of like tenor dated the date hereof.

8.               Warrant Holder not a Stockholder.  The Holder of this Warrant, as such, shall not be entitled by reason of this Warrant to any rights whatsoever as a stockholder of the Company.

9.               Information Rights.  During the term of this Warrant and to the extent it remains the Holder of this Warrant, HTI shall be entitled to the information rights contained in Section 7.1 of that certain Amended and Restated Loan and Security Agreement dated as of November 20, 2009 by and among the Company, Hercules Technology Growth Capital, Inc. (“Hercules”) InfoLogix Systems Corporation, Embedded Technologies, LLC, Opt Acquisition LLC and Infologix-DDMS, Inc. (the “Loan Agreement”), provided that (A) the Company shall not be required to deliver a Compliance Certificate (as defined in the Loan Agreement) once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Hercules has been repaid, and (B) for as long as the Holder is the lender under the Loan Agreement, the Company shall not be required to make more than one delivery of each item of information pursuant to Section 7.1 of the Loan Agreement.

10.         Notices.  Any notice required or contemplated by this Warrant shall be deemed to have been duly given if transmitted by registered or certified mail, return receipt requested, or nationally recognized overnight delivery service, to the Company at its principal executive offices 101 E. County Line Road, Suite 210, Hatboro, PA 19040, Attention:  Chief Executive Officer, or to the Holder at the name and address set forth in the Warrant Register maintained by the Company.

11.         Choice of Law.  THIS WARRANT IS ISSUED UNDER AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

12.         Jurisdiction and Venue.  The Company and Holder hereby agree that any dispute which may arise between them arising out of or in connection with this Warrant shall be adjudicated before a court located in New Castle County, Delaware and they hereby submit to the exclusive jurisdiction of the federal and state courts of the State of Delaware located in New Castle County with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Warrant or any acts or omissions relating to the sale of the securities hereunder.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under Section 10 and agrees that such service shall constitute good and sufficient service of process and notice thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has duly executed this Warrant as of this 20th day of November, 2009.

INFOLOGIX, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Financial Officer

Signature Page to Warrant to Purchase Common Stock (New)

EXHIBIT I

FORM OF EXERCISE

(to be executed by the registered holder hereof)

1.                                       In lieu of exercising the attached Warrant for cash, certified check or bank draft, the undersigned hereby elects to effect the net issuance provision of Section 1 of this Warrant and receive                      (leave blank if you choose Alternative No. 2 below) shares of common stock, par value $0.00001 per share (“Common Stock”), of InfoLogix, Inc. issuable pursuant to the terms of the Warrant.  (Initial here if the undersigned elects this alternative)

2.                                       The undersigned hereby exercises the right to purchase                      (leave blank if you choose Alternative No. 1 above) shares of Common Stock of InfoLogix, Inc. evidenced by the within Warrant Certificate for a Warrant Price of $         per share and herewith makes payment of the purchase price in full of $             .

3.                                       Kindly issue certificates for shares of Common Stock (and for the unexercised balance of the Warrants evidenced by the within Warrant Certificate, if any) in accordance with the instructions given below.

Dated: , 20 .

Instructions for registration of stock:

Name (Please Print)

Social Security or other identifying Number:

Address:
City/State and Zip Code

Instructions for registration of certificate representing the unexercised balance of Warrants (if any)

Name (Please Print)
Social Security or other identifying Number:

Address:
City, State and Zip Code

EXHIBIT II

TRANSFER NOTICE

(To transfer or assign the foregoing Warrant execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE:  The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.